EXHIBIT 99.8

                                                      FOR IMMEDIATE RELEASE
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CONTACT:  Kekst and Company
          Wendi Kopsick
          James Fingeroth
          (212) 521-4800


                 SALANT CORPORATION EMERGES FROM BANKRUPTCY

     New York, NY, May 12, 1999 -- Salant Corporation announced today that it has successfully emerged from chapter 11 reorganization four and half months after filing for protection on December 29, 1998. Salant also announced today that it has entered into a new $85 million revolving credit facility with The CIT Group/Commercial Services, Inc., its existing working capital lender.

     Salant's chapter 11 plan of reorganization, which was confirmed by the Bankruptcy Court on April 19, 1999, has now become effective. Under the Plan, Salant's existing common stock will be cancelled and (i) all of the outstanding principal amount of Salant's 10-1/2% Senior Secured Notes, plus all accrued and unpaid interest thereon, will be converted into 95% of Salant's new common stock, subject to dilution; (ii) all of Salant's existing common stock will be converted into 5% of Salant's new common stock, subject to dilution; and (iii) all other claims (including, without limitation, general unsecured claims (e.g., trade claims)) will be unimpaired. Under the Plan, each $1,000 principal amount of Senior Notes (together with all accrued and unpaid interest thereon) will be exchanged for approximately 91 shares of Salant's new common stock and each share of old common stock will be exchanged for approximately .033 shares of Salant's new common stock.

     Michael Setola, Salant's Chairman and Chief Executive Officer, stated, "We are excited about a deleveraged Salant and its prospects for future growth and profitability in the months and years ahead." Mr. Setola further commented, "We appreciate the dedication to Salant of our lenders, trade creditors and employees. Salant's restructuring would not have been successful without their support. We look forward to a bright future with the continued support of these most valued partners in our business."



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     Statements in this press release that are not strictly historical are
"FORWARD-LOOKING" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in Salant's Annual Report on Form 10-K for 1998. These risks include, without limitation, competition from competitors, the seasonality of Salant's products and risks associated with Salant's foreign sourcing operations.
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